United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 3, 2010

Date of report (date of earliest event reported)

Commission File No.	Name of Registrant, State of Incorporation, Address of Principal Executive Offices, and Telephone No.	IRS Employer Identification No.
001-34551	Global Defense Technology & Systems, Inc. (a Delaware Corporation) 1501 Farm Credit Drive, Suite 2300 McLean, Virginia 22102-5011 (703) 738-2840 www.gtec-inc.com	20-4477465

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Global Defense Technology & Systems, Inc. (the “Company”), together with its subsidiaries, Global Strategies Group (North America) Inc. and The Analysis Corp., collectively as Borrowers, entered into that certain Loan and Security Agreement, dated as of February 3, 2010 (the “Loan Agreement”), with SunTrust Bank as Administrative Agent and Lender, and SunTrust Robinson Humphrey as Lead Arranger and Book Manager.

The Loan Agreement provides for a revolving credit facility of up to $50 million and the extension of letters of credit up to an aggregate amount of $2.5 million. The revolving credit facility matures on January 31, 2013.

Loans under either facility will take the form of, at the Company’s election, an index rate loan, a base rate loan, or a LIBOR loan, with the interest rate determined by the form of the loan. An index rate loan will bear interest at a rate equal to the one-month LIBOR plus the applicable margin. A base rate loan will bear interest at a rate equal to the highest of the prime rate, the federal funds rate plus 50 basis points, or the one-month LIBOR, each plus the applicable margin. A LIBOR loan will bear interest at a rate equal to the one-, two-, three- or six-month LIBOR plus the applicable margin. For all loans, the applicable margin will be 2.50% at the outset of the Loan Agreement and thereafter will be adjusted quarterly based on the Borrowers’ funded debt ratio. The maximum applicable margin is 3.00%. The funded debt ratio is the ratio of debt to EBITDA for the Borrowers and their subsidiaries on a consolidated basis.

Loans made under the Loan Agreements are collateralized by a security interest in substantially all of the Borrowers’ assets.

The Loan Agreement replaces that certain Loan and Security Agreement dated as of February 9, 2007 by and among the Borrowers and SunTrust Bank as Administrative Agent and Lender (as amended, the “Old Loan Agreement”). The Old Loan Agreement provided for a revolving credit facility of up to $29 million and a swingline facility of up to $7.5 million and was scheduled to terminate on February 28, 2011.

The Loan Agreement contains, as did the Old Loan Agreement, certain (a) restrictive covenants, including, but not limited to, restrictions on the incurrence of additional indebtedness and liens, on the ability to make certain payments and investments, and the ability to enter into certain merger, consolidation, asset sale and affiliate transactions and (b) financial maintenance covenants, including, but not limited to, a level of minimum net worth, a level of minimum EBITDA, a maximum funded debt ratio, and a minimum fixed charges coverage ratio. The Loan Agreement also contains, as did the Old Loan Agreement, representations and warranties, affirmative covenants and events of default, including certain cross defaults with any other indebtedness held by a Borrower, customary for an agreement of its type. As is customary, certain events of default could result in an acceleration of the Company’s obligations under the Loan Agreement.

The foregoing summary is not an exhaustive description of the terms of the Loan Agreement, which is attached hereto as Exhibit 10.1, and such summary is qualified in its entirety by reference to the attached Loan Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure required by this Item 1.02 is included in Item 1.01 above and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Loan and Security Agreement, dated as of February 3, 2010, by and among Global Defense Technology & Systems, Inc., Global Strategies Group (North America) Inc. and The Analysis Corp., as Borrowers, SunTrust Bank as Administrative Agent and Lender, and SunTrust Robinson Humphrey as Lead Arranger and Book Manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.

Date: February 9, 2010	/s/ John Hillen
John Hillen, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan and Security Agreement, dated as of February 3, 2010, by and among Global Defense Technology & Systems, Inc., Global Strategies Group (North America) Inc. and The Analysis Corp. as Borrowers, SunTrust Bank as Administrative Agent and Lender, and SunTrust Robinson Humphrey as Lead Arranger and Book Manager.